Exhibit 10.1
AGREEMENT

This Agreement (the “Agreement”) is made and entered into on September 13, 2011  by and between  Pepper Canister Nominees Limited (the “Seller”) and American Energy Development Corp., a Nevada corporation  (the “Purchaser”).

RECITALS

WHEREAS Fairfax Shelfco 307 Limited (a company registered in England and Wales Registered No. 06689653) (“Fairfax 307”) is the holder of Petroleum Exploration and Development Licence for UK Onshore Block SU97 known as licence PEDL236 (the “Licence”) pursuant to the Licence Agreement dated 30th of October 2008 a copy of which is contained in the Second Schedule hereto and which grants to Fairfax 307 an exclusive licence during the term of the Licence to search, bore for and obtain petroleum in UK Onshore Block SU97 which is described in the Licence.

WHEREAS Fairfax 307 was also granted a further UK Onshore Block Licence ST57, ST63a and ST64b (the “Other Assets”) which will be transferred prior to execution of this Agreement at cost value by Fairfax 307 to another entity owned and controlled by the Seller and which Other Assets are not in any way to form part of this Agreement.

WHEREAS Fairfax 307 is the wholly owned subsidiary of Reservoir Resources Limited (a company registered in Ireland Register No.  452481) (“Reservoir”).

WHEREAS the Seller is the Owner of the entire issued share capital of Reservoir as set out in the First Schedule hereto (“the Reservoir Shares”).

WHEREAS Reservoir, on behalf of itself and Fairfax 307, entered into a legally binding memorandum of understanding dated the 1st day of February 2008 with Dr. Desmond Oswald (the “Oswald Agreement”), a copy of which is contained in the Third Schedule hereto under which Dr. Desmond Oswald was granted inter alia a five percent share in the Licence, with Reservoir owning the remainder ninety-five percent share in the Licence.

WHEREAS, Reservoir has obtained two-dimensional seismic data and information relating to certain areas which include all or portions of the Licence (the “Seismic”).

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller the entire share capital of Reservoir on the terms and subject to the conditions of this Agreement

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the parties hereby agree to the foregoing and as follows:

1.
Sale and Purchase of the Reservoir Shares.  The Seller agrees as legal and beneficial owner to sell and the Purchaser agrees to purchase fifty thousand (50,000) shares in the share capital of Reservoir (representing the entire issued share capital and common stock of Reservoir) free from all encumbrances and with the benefit of all rights and advantages belonging or accruing to the Reservoir Shares for the consideration specified in Clause 2.

2.
Purchase Price. In exchange for the Reservoir Shares, the  Purchaser shall issue twelve million five hundred thousand (12,500,000) shares of Purchaser’s common stock (the “AED Shares”) to the Seller (representing approximately 12.5% of the entire issued share capital and common stock of the Purchaser immediately after such issue) and subject to resale restrictions described in Section 7 below.

3.	Development Requirement.

(a)
The Purchaser after completion shall procure in every way that Fairfax 307 carries out the work programme contained in Schedule 3 of the Licence and complies in full with the other terms of the Licence. Without prejudice to the generality of the foregoing and   subject to Clause 16 below, the Purchaser shall drill a minimum of one (1) well pursuant to the terms of the Licence   to a depth of four hundred (400) meters to be spudded prior to  December 31, 2012 (“Target Date”); provided, however, that the Target Date will be extended to no later than 31st March 2013, if any of the events specified in Clause 16 occur in which respect time is agreed to be of the essence and thereafter Clause 16 will not apply to this Clause.  If the Purchaser fails to drill to such depth and in all other respects in accordance with the Licence on or before the Target Date, the Seller shall have the option (“Cancellation Option”) for a period of sixty (60) days after the Target Date to: (i) cancel this Agreement and re-acquire all the Reservoir Shares and   (ii) retain fifty percent (50%) of the AED Shares received pursuant to Clause 2).

(b)	The Purchaser undertakes:

(i)	Not to transfer assign or encumber the Reservoir Shares and to procure that the Shares of Reservoir’s subsidiaries shall not be transferred assigned or encumbered;

(ii)	Not to incur any liabilities whatsoever on the part of Reservoir and/or its subsidiaries and in no way to encumber Reservoir and/or its subsidiaries and/or its or their assets;

(iii)	Not to transfer of assign the Seismic out of Reservoir or in any way to encumber same;

(iv)	To procure not to transfer or assign the Licence out of Fairfax 307 or in any way to encumber same; until the Cancellation Option period has expired and the said Option has not be exercised.

4.	Overriding Royalty

(a)
After completion the Purchaser will pay to the   Seller from time to time and at all times by way of additional purchase price an overriding royalty equal to two and one half percent (2.5%) of the overall gross market value at the time of production of all petroleum, gas and all other hydro carbons whatsoever produced from the Licensed Area (the “Overriding Royalty”) from proceeds derived from the sale of petroleum gas and other hydro carbons produced from the Licensed Area.  The Overriding Royalty will not be subject to any discount whatsoever whether as to the expense of development, operation or maintenance related to the Licensed Area or in any way otherwise and will be paid irrespective of the ownership for the time being of the rights to produce petroleum, gas and all other hydro carbons therefrom.

(b)
On completion the parties agree to take all steps as may be legally necessary and to procure such steps be taken (via subsidiary companies or otherwise) to validly create the rights to be granted to the Purchaser pursuant to Clause 4(a).

(c)	The Purchaser agrees after completion to at all times notify all parties where it may be relevant of the existence of the Overriding Royalty.
(d)
After completion (if called upon by the Seller) the Purchaser agrees to procure (via subsidiary companies or otherwise)  the granting of a first legal charge in favour of the Seller to give full security to the Seller for payment of the Overriding Royalty against all assets and rights that are capable of being charged to give such security and the parties agree to procure (via subsidiary companies or otherwise) that all steps are taken as may be legally necessary to validly create such a first legal charge.

5.
Closing.  On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by his Agreement (the “Closing”) shall take place at the offices of Purchaser,  ten (10) days following the date that the Department of Energy and Climate Control in the United Kingdom (“DECC”) has issued the written agreement pursuant to Clause 15 of this Agreement, or in such other manner or such other time, date or place as the Seller and the Purchaser may otherwise agree (“Closing Date”). On closing the following shall take place:-

(a)	the Seller or its representative shall hand to the Purchaser or its representative duly executed stock transfer forms in respect of the Reservoir Shares held by the Seller;

(b)	the Purchaser shall make payment to the Seller by the issue of twelve million five hundred thousand (12,500,000) AED Shares to which the Seller is entitled pursuant to Clause 2 hereof;

(c)	the Seller shall procure that a meeting of the board of directors of Reservoir is held at which the stock transfer forms referred to above subject to stamping;

(d)
the Purchaser shall procure that all necessary meetings and resolutions take place to validly issue into the name of the Seller twelve million five hundred thousand (12,500,000) AED Shares to which the Seller is entitled pursuant to Clause 2 hereof.

6.
Other Assets.  The Purchaser and the Seller hereby irrevocably confirm that the transfer of the Other Assets by Fairfax 307 prior to execution of this Agreement has been valid in every respect and the same shall not be challenged by either party. In the event that at any time any further act, deed or activity is required to effect or confirm such transfer or the validity thereof the Purchaser hereby agrees with the Seller that the Purchaser shall procure at its own absolute cost that the Purchaser or Reservoir or Fairfax 307 (or such other entity as may be required) or one or more of them that the same shall be done at no cost to the Seller or the transferee or intended transferee of the Other Assets.

7.
Resale Restriction.  Seller shall restrict the sale of the Shares held by Seller for a period of twelve (12) months following the date that DECC has issued the written agreement pursuant to Clause 15 of this Agreement.  All Shares held by Seller pursuant to the terms hereof shall (i) contain a restrictive securities legend in compliance with the Securities Act of 1933, as amended (“Securities Act”) and (ii) be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

8.
Oswald Agreement. The Purchaser shall procure in every way after completion that the Purchaser and/or  Fairfax 307 and/or Reservoir shall comply in full with all the terms contained in the Oswald Agreement as are relevant to Onshore Block SU97.

9.
Due Diligence. Each of Purchaser and Seller shall, and shall cause its respective employees, officers, directors, representatives and agents to, cooperate with the other party in conducting its due diligence review. In addition, each of Purchaser and Seller will provide the other with such information and documentation as may be reasonably requested by the other party in order for it to conduct its due diligence review.

10.	Representations and Warranties - Sellers. Seller represents, warrants and covenants to Purchaser that:

(a)	Reservoir is an Irish company duly organized and in good standing with the laws of Ireland;

(b)	Fairfax 307 is a UK company duly organized and in good standing with the laws of the United Kingdom;

(c)	The balance sheets as at 30 June 2011 of Reservoir and Fairfax 307 in the Fourth and Fifth Schedules respectively have been prepared based on the accounting principles in the Sixth Schedule.

(d)
the execution and delivery of this Agreement will have duly authorized, ratified and approved by all necessary corporate action and this Agreement will not violate or result in the breach of laws of Ireland or of any other jurisdiction applicable or pertaining to this Agreement;

(e)
 Fairfax 307 own the full legal and beneficial interest in the License subject to the Oswald Agreement free and clear of all security interests, liens, charges, mortgages, pledges, encumbrances, adverse claims and demands of any nature or kind whatsoever recorded or unrecorded;

(f)
Reservoir and Fairfax 307 are  duly qualified and registered in all necessary jurisdictions in which the conduct of their business or ownership or leasing of their  properties or assets makes such qualification and/or registration necessary;

(g)
there are no outstanding or pending actions, suits or claims affecting Reservoir or Fairfax 307 or any part of the License the Seller has all necessary right and authority to enter into this Agreement.

(h)
the License is valid and in good standing by the proper completion and filing of all documents and the payment of all fees, in accordance with applicable laws and any regulations thereto, and the performance of all other actions necessary in that regard;

(i)
to the best of the Seller’s  knowledge, information and belief after all due inquiry, the License is not in any way of form vitiated or affected by any termination clause contemplated by any agreement or law other than as set out in the Licence;

(j)	to the best of its knowledge, information and belief after all due inquiry, there are no environmental liabilities of any kind pertaining to the Licensed Area;

(k)
Seller will make and continue to make available to Purchaser all title and geological information in their possession or control relating to the Licensed Area and work done on or with respect to the Licensed Area and copies of all permits and permit applications respecting the Licensed;

(l)
Seller is not aware of any fact or circumstance which has not been disclosed to Purchaser which should be disclosed in order to prevent the representations and warranties in this Clause 10 from being misleading.

11.	Representations and Warranties Purchaser. Purchaser represents, warrants and covenants to Seller that:

(a)	it is a corporation duly incorporated and in good standing with the laws of Nevada;

(b)
the execution and delivery of this Agreement will have duly authorized, ratified and approved by all necessary corporate action and this Agreement will not violate or result in the breach of laws of Nevada or of any other jurisdiction applicable or pertaining to this Agreement;

(c)
Purchaser is duly qualified and registered in all necessary jurisdictions in which the conduct of its business or ownership or leasing of its properties or assets makes such qualification and/or registration necessary;

(d)
Purchaser is not aware of any fact or circumstance which has not been disclosed to Seller which should be disclosed in order to prevent the representations and warranties in this Section 11 from being misleading.

12.
Survival of Representations and Warranties. Both parties acknowledge and agree that the other party in entering into this Agreement relying upon the representations and warranties made to it herein and that the correctness of each such representation and warranty is a condition upon which each party is entering into this Agreement, each of which conditions may be waived in whole or in part solely by the party benefitting therefrom.  All of such representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

13.	Time is of the Essence. The parties agree that time is of the essence and agree to take all reasonable steps to fulfill their obligations hereunder in a timely fashion.

14.
Default.  In the event of a default by Purchaser in the performance of its obligations pursuant to Section 2, Seller will be entitled to provide a written notice of default to Purchaser.  If Purchaser has not cured such default within thirty (30) days of receipt of such notice of default, then Seller will have the right to terminate this Agreement by delivery of a written notice of termination to Purchaser.

15.
Termination. This Agreement is subject to DECC agreeing that it will not exercise its powers pursuant to Clause 36(3) of the Licence Agreement dated the 30th of October 2008, a copy of which is contained in the Second Schedule hereto. The Purchaser shall immediately after the signing hereof make full application to DECC for such agreement and furnish to DECC without delay all such information as DECC may require. In the event that DECC have not confirmed such agreement in writing within thirty (30) days from the date thereof either party may by notice to the other party terminate this Agreement. The Purchaser shall keep the Seller fully informed of all communications with DECC in relation to such application. .

16.
Force Majeure.  No party will be liable for its failure to perform any of its obligations pursuant to this Agreement due to a cause beyond its control, including, but not limited to, adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders or approvals of any duly constituted governmental authority or non-availability of materials or transportation.  A party relying on an event of force majeure will promptly give notice to the other party and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from force majeure.  A party relying on an event of force majeure will take all reasonable steps to eliminate the same and, if possible, will perform its obligations under this agreement as far as commercially practical, but nothing herein will require such party to settle or adjust any labor dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an event of force majeure renders completion commercially impracticable.

17.
Confidentiality/Announcements. The parties will treat this Agreement and the transactions contemplated herein as confidential.  Except as may otherwise be required by law, including applicable securities laws, neither party will make or cause to be made any public announcement or issue any press release in respect of such matters unless a draft of such announcement is forwarded to the other party for comment and approval with a minimum of twenty four (24) hours notice from receipt of the draft announcement.  If no comments are received following the expiration of the said notice period, then the party that prepared such draft is allowed to release the announcement to the public.

18.	Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when delivered addressed as follows:

If to Seller:	Pepper Canister Nominees Limited.
44-45 St Stephens Green Dublin 2 Attention: Ivor Fitzpatrick Director Facsimile: + 353 1 6623074
If to Buyer:	American Energy Development Corp.
9190 Double Diamond Parkway Reno, NV 89521 Attention: Herold Ribsskog, President Facsimile:

Either party may, by written notice delivered to the other, change the address to which delivery shall thereafter be made.

19.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts or choice of laws thereof.

20.
Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same instrument.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

21.
Further Assurances.  Seller and Buyer shall execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate, or other instrument delivered pursuant to this Agreement.

22.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes, voids and rescinds any and all prior oral or written agreements between the parties regarding the subject matter hereof.  This Agreement may not be amended nor modified, nor any of the provisions hereof waived, except by a writing signed by the parties.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER:  AMERICAN ENERGY DEVELOPMENT CORP.

By:	/s/ Herold Ribsskog
Herold Ribsskog
Its:	President

SELLER:  PEPPER CANISTER NOMINEES LIMITED

By:	/s/ Ivor Fitzpatrick
Ivor Fitzpatrick
Its:	Director

FIRST SCHEDULE

Party	Number of Shares	% Shareholding
Pepper Canister Nominees Limited	50,000	100%

SECOND SCHEDULE

PEDL 236 Licence

THIRD SCHEDULE

Oswald Agreement

FOURTH SCHEDULE

Reservoir Pro Forma Balance Sheet as at 30 June 2011

FIFTH SCHEDULE

Fairfax 307 Pro Forma Balance Sheet as at 30 June 2011

SIXTH SCHEDULE

Accounting  Principles